                                                                       EXHIBIT 2
CONFIDENTIAL
SUBJECT TO CONFIDENTIALITY AGREEMENT


[PROVIDER HEALTHNET SERVICES INC. LOGO]                           [MEDGRUP LOGO]


================================================================================

                           OPTION AND VOTING AGREEMENT


                                  BY AND AMONG

                        PROVIDER HEALTHNET SERVICES INC.


                                       AND

                     THE SHAREHOLDERS OF MEDGRUP CORPORATION
                                LISTED ON ANNEX 1


                                   DATED AS OF

                                 MARCH 26, 2002

================================================================================

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

1.       Support of Merger; Agreement to Vote Shares.............................................................2
         (a)      Support of Proposed Merger.....................................................................2
         (b)      Agreement to Vote Shares.......................................................................2
         (c)      Additional Purchases...........................................................................2
         (d)      Regulatory Filings.............................................................................3
         (e)      Compliance as to Form..........................................................................3
         (f)      Disclaimer.....................................................................................3

2.       Irrevocable Proxy.......................................................................................3
         (a)      Grant of Proxy.................................................................................3
         (b)      Other Proxies Revoked..........................................................................4

3.       Grant of Option.........................................................................................4
         (a)      Exercise of Option.............................................................................4
         (b)      Exercise Notice................................................................................4
         (c)      Obligation to Exercise Option Binding Upon Satisfaction of Conditions to Proposed
                  Merger.........................................................................................4
         (d)      Adjustments Upon Changes in Capitalization or Merger...........................................5
         (e)      Exercise Price.................................................................................5
         (f)      Adjustment to Exercise Price...................................................................6

4.       Closing.................................................................................................7

5.       Conditions to Shareholders' Obligations.................................................................7

6.       Conditions to PHNS' Obligations.........................................................................8

7.       PHNS Board Observer Rights..............................................................................9

8.       Dissenters' Rights......................................................................................9

9.       Representations and Warranties of the Shareholders......................................................9
         (a)      Valid Title....................................................................................9
         (b)      Non-Contravention.............................................................................10
         (c)      Binding Effect................................................................................10
         (d)      Total Shares..................................................................................10
         (e)      Finder's Fees.................................................................................10
         (f)      Approvals and Consents........................................................................11
         (g)      No Contracts or Other Liabilities.............................................................11
         (h)      Representations and Warranties in Merger Agreement............................................11

10.      Additional Representations of Shareholders.............................................................11
         (a)      Investment Intent.............................................................................11
         (b)      Accredited Investor...........................................................................13

11.      Representations and Warranties of PHNS.................................................................14
         (a)      Organization..................................................................................14
         (b)      Corporate Power and Authority.................................................................14

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                               Page
                                                                                                               ----

         (c)      Approvals and Consents........................................................................14
         (d)      Acquisition for PHNS' Account.................................................................15
         (e)      Capitalization................................................................................15
         (f)      Valuation Methodology.........................................................................15
         (g)      Agreements....................................................................................15
         (h)      Financial Statements..........................................................................15
         (i)      Absence of Changes............................................................................16
         (j)      Litigation....................................................................................16
         (k)      Non-Contravention.............................................................................16
         (l)      Investment Intent.............................................................................17
         (m)      Accredited Investor...........................................................................17

12.      Covenants of the Parties...............................................................................17
         (a)      No Proxies for or Encumbrances on Shareholder Shares..........................................17
         (b)      No Shopping...................................................................................17
         (c)      Press Releases................................................................................18
         (d)      Satisfaction of Conditions....................................................................18
         (e)      Access to Information; Confidentiality........................................................19

13.      Miscellaneous..........................................................................................19
         (a)      Expenses......................................................................................19
         (b)      Further Assurances............................................................................19
         (c)      Additional Agreements.........................................................................19
         (d)      Specific Performance..........................................................................20
         (e)      Notices.......................................................................................20
         (f)      Survival of Representations and Warranties....................................................21
         (g)      Indemnification; Set-Off......................................................................21
         (h)      Amendments....................................................................................23
         (i)      Termination...................................................................................24
         (j)      Successors and Assigns........................................................................25
         (k)      Governing Law.................................................................................25
         (l)      Counterparts; Effectiveness...................................................................25
         (m)      Certain Events................................................................................25
         (n)      Severability..................................................................................25
         (o)      Jurisdiction..................................................................................25
         (p)      Representation by Counsel.....................................................................25
         (q)      Consideration.................................................................................26
         (r)      Acknowledgment................................................................................26
         (s)      Headings......................................................................................26
         (t)      Several, Not Joint, Obligations...............................................................26
         (u)      Prior Negotiations............................................................................26
         (v)      No Third-Party Beneficiaries..................................................................26
         (w)      Interpretation................................................................................26

Annex 1                 -    Shareholders, Number of Shares (including Options
                             to Purchase Shares) of Common Stock and Purchase
                             Price
Annex 2                 -    Issuance and Vesting of PHNS Shares
Annex 3                 -    Earn-Out Payments

Schedule 6(c)           -    MGC Capitalization
Schedule 9(f)           -    MGC Consents
Schedule 9(g)           -    Agreements with Affiliates
Schedule 11(e)          -    PHNS Capitalization
Schedule 11(g)          -    Amendments to PHNS Amended and Restated Certificate
                             of Incorporation, By-Laws and Amended and Restated
                             Stockholders' Agreement

Exhibit A               -    Merger Agreement
Exhibit B               -    Form of Shareholders Joinder Agreement
Exhibit C               -    Form of Employee Joinder Agreement

                             TABLE OF DEFINED TERMS

Term                                       Location             Term                                        Location
----                                       --------             ----                                        --------

Acquisition Proposal                       12(b)(iii)           MGC Board                                    Recitals
Adjustment Request                            Annex 2           New Shares                                       1(c)
Agreement                                    Preamble           OBA                                           Annex 2
Annualized MGC EBITDA                            3(f)           Option                                       Recitals
Applicable Percentage                         Annex 2           Other Revenue                                 Annex 2
Balance Sheet                                   11(h)           PHNS                                         Preamble
Balance Sheet Date                              11(h)           PHNS Board                                   Recitals
Base Coding Revenue                           Annex 2           PHNS Indemnified Parties                     13(g)(i)
Base Revenue for Earn-Out                     Annex 3           PHNS Stockholders' Agreement                     6(g)
Budgeted Coding Revenues                      Annex 3           PHNS Shares                                      3(e)
Cause                                         Annex 2           Pre-Existing PHNS Clients                     Annex 2
Change of Control                             Annex 2           Proposed Acquisition                         Recitals
Claim                                      13(g)(iii)           Proposed Merger                              Recitals
Closing                                          3(b)           Proposed Terms                               Recitals
Coding Business                               Annex 2           Purchase Price                                      3
Coding Business EBITDA                        Annex 3           Qualifying Other Revenue                      Annex 3
Coding Business Revenues                      Annex 3           Reference Month                                  3(f)
Coding Revenues                               Annex 2           Representatives                                 12(e)
Coding Revenue EBITDA                         Annex 2           Requisite Shareholder Vote                       3(a)
Common Stock                                 Preamble           Schedule 13E-3                                   1(d)
Confidentiality Agreement                       12(e)           SEC                                              1(d)
Disability                                    Annex 2           Securities Act                                   1(e)
Earn-Out Income Statement                     Annex 3           Shareholder Indemnified Parties             13(g)(ii)
Earn-Out Payment                              Annex 3           Shareholder Shares                           Recitals
Earn-Out Period                               Annex 3           Shareholder                                  Preamble
Earn-Out Year                                 Annex 3           Shareholders                                 Preamble
EBITDA                                        Annex 2           Shares                                       Preamble
Exchange Act                                 Recitals           Subject Year                                  Annex 2
Excluded Revenue                              Annex 2           Vesting Condition                             Annex 2
Exercise Notice                                  3(b)           Vesting Income Statement                      Annex 2
Fair Market Value                                3(e)           WDC                                          Preamble
GAAP                                          Annex 2           Without Cause                                 Annex 2
Indemnified Party                          13(g)(iii)
Indemnifying Party                         13(g)(iii)
Initial Public Offering                       Annex 2
Issued Shares                                 Annex 2
Liens                                            9(a)
Mandatory Exercise Notice                        3(c)
Merger Agreement                             Recitals
Merger Sub                                   Recitals
MMC                                          Preamble
MGC                                          Preamble

                           OPTION AND VOTING AGREEMENT

         OPTION AND VOTING AGREEMENT, dated as of March 26, 2002 (this "Agreement"), among Provider HealthNet Services Inc., a Delaware corporation ("PHNS"), and the holders of the shares or securities convertible into or exercisable for shares (the "Shares") of Common Stock, par value $.001 per share ("Common Stock"), of MedGrup Corporation, a Colorado corporation ("MGC"), William D. Cronin ("WDC") and Margaret M. Cronin ("MMC" and, together with WDC, each a "Shareholder" and, collectively, the "Shareholders").

         WHEREAS, PHNS, the Shareholders and MGC have engaged in good faith negotiations with the objective of reaching a preliminary agreement with regard to an acquisition by PHNS of all of the Shares of MGC (the "Proposed Acquisition") on the terms (the "Proposed Terms") set forth in this Agreement, the Annexes attached hereto and the Agreement and Plan of Merger by and among PHNS, MGC Acquisition Corp. ("Merger Sub"), a Colorado corporation that will be formed by PHNS as a wholly-owned subsidiary for purposes of the Proposed Acquisition, MGC and the Shareholders, the form of which is attached hereto as Exhibit A (the "Merger Agreement"); and

         WHEREAS, in connection with the Proposed Acquisition, PHNS has requested that the Shareholders grant PHNS an irrevocable option (the "Option") to purchase all of the Shares presently owned by such Shareholders as set forth opposite the name of such Shareholder under the heading "Number of Shares (including Options to Purchase Shares) of Common Stock" on Annex 1, together with any New Shares (collectively, the "Shareholder Shares"), and, subject to the terms and conditions set forth in this Agreement, PHNS is willing to purchase the Shareholder Shares pursuant to the Option; and

         WHEREAS, the Shareholders are willing to grant the Option to PHNS and, subject to the terms and conditions set forth in this Agreement, to sell the Shareholder Shares to PHNS pursuant to the Option; and

         WHEREAS, PHNS, the Shareholders and MGC intend to effect the Proposed Acquisition through a series of transactions wherein (i) the Shareholders grant the Option to PHNS, (ii) PHNS and MGC enter into the Merger Agreement pursuant to which MGC will become a wholly-owned subsidiary of PHNS (the "Proposed Merger"), (iii) PHNS exercises the Option and (iv) PHNS, Merger Sub and MGC complete the Proposed Merger; and

         WHEREAS, this Agreement has been approved by the board of directors of PHNS (the "PHNS Board"), and the Merger Agreement has been approved by the PHNS Board and the board of directors of MGC (the "MGC Board"); and

         WHEREAS, subject to the provisions of this Agreement and the Merger Agreement, PHNS may, after completing its due diligence investigation, elect to decline to proceed with the Proposed Acquisition or any other transaction with the Shareholders or MGC; and

         WHEREAS, each Shareholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of such number of Shares as is indicated on Annex 1.

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereto agree as follows:

1.       Support of Merger; Agreement to Vote Shares

         (a) Support of Proposed Merger. Subject to Sections 12(b)(i) and 13(i) hereof, each Shareholder irrevocably agrees that such Shareholder will do all such things and take all such steps as PHNS may reasonably require be done or taken by such Shareholder to support the Proposed Merger and complete the transactions contemplated by the Merger Agreement or any amendment, supplement or modification thereof.

         (b) Agreement to Vote Shares. At any meeting of the shareholders of MGC held or called prior to the termination of this Agreement, however called, and at every adjournment thereof, or in connection with any written consent of the shareholders of MGC, each Shareholder agrees to vote the Shares held of record by such Shareholder or otherwise beneficially owned by such Shareholder that such Shareholder is entitled to vote:
                  (i) in favor of the Proposed Acquisition and the approval and adoption of the Merger Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any material respect of any provision of this Agreement or the Merger Agreement or any other action or agreement that is inconsistent with or that is reasonably likely to impede, interfere with, delay, postpone or attempt to discourage the transactions contemplated by this Agreement or the Merger Agreement; and (iii) except as otherwise agreed to in writing by PHNS, against any Acquisition Proposal or any other action or agreement that is inconsistent with or that is reasonably likely to impede, interfere with, delay, postpone or attempt to discourage the Proposed Acquisition, including but not limited to: (A) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving MGC; (B) any sale or transfer of all or a material amount of assets of MGC; (C) any change in the management of MGC or the MGC Board; (D) any material change in the present capitalization or dividend policy of MGC; or (E) any other material change in MGC's corporate structure or business. None of the Shareholders shall permit any shareholder of MGC that is a controlled affiliate of such Shareholder to enter into any agreement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of the Shares of such Shareholder in any manner inconsistent with this paragraph.

         (c) Additional Purchases. Each Shareholder agrees that any shares of capital stock of MGC that such Shareholder purchases or with respect to which such Shareholder otherwise acquires beneficial ownership (whether by purchase, exercise of options or warrants or otherwise) after the execution of this

                  Agreement and prior to the termination of this Agreement in accordance with Section 13 ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

         (d) Regulatory Filings. If required by the SEC, PHNS and the Shareholders will cooperate in preparing and will file with the Securities and Exchange Commission (the "SEC"), a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"). Each of PHNS and the Shareholders will, to the extent required by SEC rules and regulations, furnish all information concerning PHNS or the Shareholders as such party may reasonably request in connection with such actions and the preparation of the Schedule 13E-3. The Shareholders and PHNS will use their respective commercially reasonable efforts to respond promptly to all SEC comments with respect to the
                  Schedule 13E-3.

         (e) Compliance as to Form. All documents that PHNS and the Shareholders are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements, rules and regulations of the Securities Act of 1933, as amended ("Securities Act") and the Exchange Act, as amended.

         (f) Disclaimer. Notwithstanding the foregoing, no party makes any representations or warranties with respect to any information that has been supplied by the other party or by its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in any "blue sky" filing, any proxy statement filed with the SEC in connection with the Proposed Merger, the Schedule 13E-3, if required, or any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

2.       Irrevocable Proxy

         (a) Grant of Proxy. Each Shareholder hereby appoints PHNS and any designee of PHNS, each of them individually, such Shareholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of such Shareholder Shares which it has the right to vote (i) in accordance with Sections 1 and 2 hereof and (ii) to sign its name (as a shareholder) to any consent, certificate or other document relating to MGC that the law of the State of Colorado may permit or require in connection with any matter referred to in Section 1. This proxy is given to secure the performance of the duties of such Shareholder under this Agreement and its existence will not be deemed to relieve the Shareholders of their obligations under
                  Section 1. Each Shareholder affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 13(i), whereupon such proxy and power of attorney shall automatically terminate. Each Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. For Shares as to which the Shareholder is the beneficial owner or over which he exercises control or direction but as to which he is not the record owner, the Shareholder will cause any record owner of such Shares to grant to PHNS a proxy to the same effect as that contained herein.

         (b) Other Proxies Revoked. Each Shareholder represents that such Shareholder has effectively revoked any revocable proxies given by such Shareholder by giving the requisite revocation to the secretary of MGC and any proxy heretofore given in respect of such Shareholder Shares that are not irrevocable are hereby revoked.

3. Grant of Option. Each Shareholder hereby grants to PHNS an Option to purchase all Shareholder Shares owned by such Shareholder presently owned by such Shareholder as set forth opposite the name of such Shareholder under the heading "Number of Shares (including Options to Purchase Shares) of Common Stock" on Annex 1, together with any New Shares (collectively, the "Shareholder Shares"), for the consideration set forth under the heading "Purchase Price" opposite such Shareholder's name on Annex 1 ("Purchase Price") and any additional consideration payable to the Shareholders as Earn-Out Payments on the terms and conditions set forth on Annex 3 attached hereto.

         (a)      Exercise of Option. Subject to the conditions set forth in
                  Section 3(c) hereof, the Option may be exercised by PHNS, in whole but not in part, on or before the earlier to occur of
                  (i) the expiration of a ten (10) day period commencing upon the first to occur of (x) delivery to PHNS of notice from MGC that MGC has received votes cast at, or proxies for, the MGC shareholders' meeting held to adopt the Merger Agreement which either constitutes, or precludes constitution of, the Requisite Shareholder Vote (as such term is defined in the Merger Agreement) and (y) termination of the Merger Agreement in accordance with its terms, and (ii) July 31, 2002.

         (b) Exercise Notice. In the event PHNS wishes to exercise the Option, PHNS shall send a written notice (the "Exercise Notice") to the Shareholders specifying the place, the date (not less than one nor more than 10 business days from the date of the Exercise Notice), and the time for the closing of the purchase of the Shareholder Shares. The closing of the purchase of Shareholder Shares (the "Closing") shall take place at the place, on the date and at the time designated by PHNS in its Exercise Notice, provided that if, at the date of the Closing herein provided for, the conditions set forth in Sections 5 and 6 shall not have been satisfied (or waived by the Shareholders or PHNS, as applicable), PHNS may postpone the Closing until a date within five business days after such conditions are satisfied.

         (c) Obligation to Exercise Option Binding Upon Satisfaction of Conditions to Proposed Merger. PHNS shall not be under any obligation to deliver an Exercise Notice to the Shareholders and may allow the Option to expire without purchasing any Shareholder Shares hereunder; provided, that PHNS shall be obligated to deliver the Exercise Notice (the "Mandatory Exercise Notice") within ten (10) days following receipt of the Requisite Shareholder Vote if the terms and conditions of this Agreement and the Merger Agreement that have not already been satisfied have been waived and this Agreement has not been terminated in accordance with its terms pursuant to
                  Section 13(i). Following delivery of the Mandatory Exercise Notice, PHNS shall be bound to effect the purchase as described in such Exercise Notice and the Shareholders shall be bound to effect the sale of the Shareholder Shares on the terms and subject to the conditions of this Agreement.

         (d) Adjustments Upon Changes in Capitalization or Merger. In the event of any change in MGC's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of MGC which would have the effect of diluting or changing PHNS' rights hereunder, the number and kind of shares or securities subject to the Option and the purchase price per Shareholder Share (but not the total purchase price) shall be appropriately and equitably adjusted so that PHNS shall receive upon exercise of the Option the number and class of shares or other securities or property that PHNS would have received in respect of the Shareholder Shares purchasable upon exercise of the Option if the Option had been exercised immediately prior to such event. The Shareholders shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

         (e) Exercise Price. The exercise price to be paid by PHNS in connection with the purchase of Shareholder Shares upon exercise of the Option shall consist of, on a per Share basis,
                  (A) $1.2537 per Shareholder Share in cash (subject to adjustment, if any, required by Section 3(f) below) and (B) $0.8358 per Shareholder Share in shares of Class B Common Stock, par value $.01 per share, of PHNS (the "PHNS Shares") (subject to adjustment, if any, required by Section 3(f) below). The ratio of PHNS Shares to be delivered for each Shareholder Share purchased upon exercise of the Option shall be determined by dividing $0.8358 by the per share Fair Market Value of the PHNS Shares on the date of exercise of the Option. As additional consideration for the purchase of the Shareholder Shares, PHNS shall pay to the Shareholders the Earn-Out Payments on the terms and conditions set forth in Annex 3 attached hereto. For purposes of this Agreement, "Fair Market Value" shall mean, if the PHNS Shares are then admitted to trading on a national securities exchange, the closing sale price, regular way, as reported by the composite reporting system for such exchange or, if the PHNS Shares are then listed on an inter-dealer quotation system, the average of the closing bid and asked prices on such system or, if the PHNS Shares are neither admitted for trading on a national securities exchange nor listed on an inter-dealer quotation system, the Fair Market Value of the PHNS Shares as reasonably determined in good faith by the PHNS Board; provided, that at any time that the PHNS Shares (or any equity securities of PHNS issuable in lieu of PHNS Shares) are not publicly traded, the PHNS Board shall use the valuation methodology previously provided to the Shareholders in determining Fair Market Value.

         (f) Adjustment to Exercise Price. Notwithstanding the foregoing, the exercise price for the Option shall be adjusted according to the following formula if the Annualized MGC EBITDA is less than $1,750,000:

                  CP(1)=CP(0) x ((8 x Annualized MGC EBITDA)/14,000,000), and

                  ER(1)=ER(0) x ((8 x Annualized MGC EBITDA)/14,000,000), where

                  CP(0)=$1.2537, and

                  ER(0)=0.1028.

                  If an adjustment is required pursuant to this Section 3(f), then the cash portion of the exercise price set forth in Section 3(e)(A) above shall be deemed to equal "CP(1)" as determined pursuant to this Section 3(f) and the stock portion of the exercise price set forth in Section 3(e)(B) above shall be deemed to equal "ER(1)" as determined pursuant to this Section 3(f). For purposes of this Section 3(f), "Annualized MGC EBITDA" shall mean twelve (12) times MGC's income before interest, taxes, depreciation and amortization for the calendar month immediately preceding the calendar month in which the Closing is scheduled to occur (or, if the Closing is scheduled to occur before the fifteenth (15th) day of such calendar month, the calendar month prior to the calendar month immediately preceding the calendar month in which the Closing is scheduled to occur), with each item of EBITDA determined in accordance with GAAP. The month used to determine Annualized MGC EBITDA is referred to herein as the "Reference Month." No later than ten (10) days after the first date on which the parties hereto can determine the results of the Reference Month, the Shareholders shall provide PHNS with a statement setting forth, in reasonable detail, calculation of Annualized MGC EBITDA, certified by the Chief Financial Officer of MGC. PHNS shall have fifteen (15) days to object to the calculation of Annualized MGC EBITDA, and if PHNS fails to so object then such calculation of Annualized MGC EBITDA shall be deemed final for all purposes (including under the Merger Agreement). If PHNS objects to the calculation, PHNS shall deliver a written notice of such objection, stating in reasonable detail the reasons for any such objection. The Shareholders and PHNS shall attempt to resolve any dispute through good faith negotiations to be held no later than twenty
         (20) days prior to the date of the Shareholders Meeting. If the parties are unable to reach agreement, the dispute shall be submitted to resolution in the manner set forth in Section 2.02(d)(v) of the Merger Agreement (except that the cost of the party resolving such dispute shall be divided equally between PHNS and the Shareholders). For purposes of determining the exercise price for the Option pursuant to this Agreement, the maximum Annualized MGC EBITDA shall be $1,750,000 and the minimum Annualized MGC EBITDA shall be $1,625,000 and no adjustment will be made to the Merger Consideration if Annualized MGC EBITDA is greater than $1,750,000 or less than $1,625,000.

4. Closing. At the Closing, (i) each Shareholder shall deliver to PHNS a certificate or certificates representing (or cause to be made by book entry delivery to an account designated by PHNS of) the Shareholder Shares to be purchased at the Closing, in the case of certificates, duly endorsed or accompanied by stock powers duly executed in blank, and (ii) PHNS shall deliver to each such Shareholder (A) the cash consideration described in Section 3(e) and Annex 1 hereto to be delivered at the Closing in the form of a certified or bank cashier's check or checks payable to or upon the order of such Shareholder or in the form of a wire transfer of same day funds to an account designated by such Shareholder and, (B) subject to and in reliance upon the representations and warranties of the Shareholders in Section 10, PHNS shall issue to such Shareholders the number of PHNS Shares determined in accordance with Section 3(e) and Annex 1 attached hereto, such shares to be placed in escrow at the Closing pending release on the dates and under the terms and conditions set forth in Annex 2 hereto. Nothing in this Section 4 shall be deemed to limit PHNS' obligation to pay the Earn-Out Payments to the extent Earn-Out Payments are required to be paid from time to time pursuant to Annex 3 attached hereto.

5. Conditions to Shareholders' Obligations. The obligations of the Shareholders to sell the Shareholder Shares at the Closing are subject to the satisfaction or waiver by the Shareholders of the following conditions:

         (a) There shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining the Proposed Acquisition or any step thereof which remains undischarged;

         (b) (i) There shall have been no material breach by PHNS in the performance of any of the covenants herein to be performed by it in whole or part prior to the Closing; (ii) the representations and warranties of PHNS contained in Section 11 shall be true and correct in all material respects on the Closing date; and (iii) PHNS shall have delivered to the Shareholders a certificate certifying each of the foregoing, dated as of the Closing date, signed by an authorized officer of PHNS;

         (c) PHNS shall have delivered the exercise price for the Option in the manner specified in Sections 3 and 4;

         (d) No action, suit or proceeding shall be pending against PHNS, any Shareholder or MGC or any of their respective affiliates by or before any governmental authority which the Shareholders reasonably determine in good faith, after consultation with counsel, would materially interfere with the consummation of the transactions contemplated hereby or by the Merger Agreement; and

         (e) No change, effect, event, condition or exception shall have occurred or be threatened to have occurred, including without limitation any development relating to a material client of PHNS, which the Shareholders reasonably determine in good faith has had or could reasonably be expected to have or result in, either individually or when taken together with all such changes, effects, events, conditions or exceptions, a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of PHNS and its subsidiaries, taken as a whole.

         (f) PHNS and the Shareholders shall have reached agreement on the terms and provisions of any plan or arrangement to allocate and distribute Earn-Out Payments to MGC officers and managers as contemplated in Section 2(a)(v) of Annex 3.

6. Conditions to PHNS' Obligations. The obligation of PHNS to purchase the Shareholder Shares at the Closing is subject to the satisfaction or waiver by PHNS of the following conditions:

         (a) There shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining the Proposed Acquisition or any step thereof which remains undischarged;

         (b) (i) There shall have been no material breach by any of the Shareholders in the performance of any of the covenants herein to be performed by them in whole or part prior to the Closing;
                  (ii) the representations and warranties of each of the Shareholders contained in Sections 9 and 10 shall be true and correct in all material respects on the date of the Closing; and (iii) each Shareholder shall have delivered to PHNS a certificate certifying each of the foregoing, dated as of the Closing date and signed by each Shareholder;

         (c) There shall be no change in capitalization of MGC as set forth on Schedule 6(c) hereto;

         (d) Each Shareholder shall have delivered to PHNS certificates representing the Shareholder Shares held by the Shareholder and to be purchased by PHNS at the Closing, together with such other documents and instruments, if any, as may be necessary to permit PHNS to acquire such Shareholder Shares, free and clear of any and all Liens;

         (e) No action, suit or proceeding shall be pending against PHNS, any Shareholder or MGC or any of their respective affiliates by or before any governmental authority which PHNS reasonably determines in good faith, after consultation with counsel, would materially interfere with the consummation of the transactions contemplated hereby or by the Merger Agreement;

         (f) No change, effect, event, condition or exception shall have occurred or be threatened to have occurred, including without limitation any development relating to a material client of MGC, which PHNS determines in good faith has had or could reasonably be expected to have or result in, either individually or when taken together with all such changes, effects, events, conditions or exceptions, a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of MGC and its subsidiaries, taken as a whole; and

         (g) Each Shareholder shall have executed and delivered a joinder agreement, in the form attached hereto as Exhibit B, wherein such Shareholder agrees to be bound by the terms and conditions of the Amended and Restated Stockholders' Agreement dated as of July 5, 2000 by and among PHNS and the several stockholders of PHNS named in Schedule 1 thereto ("PHNS Stockholders' Agreement") and the Registration Rights Agreement, dated as of July 5, 2000, by and among PHNS and the several stockholders of PHNS party thereto (the "PHNS Registration Rights Agreement").

         (h) PHNS and the Shareholders shall have reached agreement on the terms and provisions of any plan or arrangement to allocate and distribute Earn-Out Payments to MGC officers and managers as contemplated in Section 2(a)(v) of Annex 3.

7. PHNS Board Observer Rights. Following the closing of the Proposed Acquisition, and so long as the vesting of PHNS Shares under Annex 2 and the Earn-Out Payments under Annex 3 are likely to occur, PHNS hereby agrees to provide to WDC such reasonable access as may be necessary to allow WDC to observe the proceedings of the meetings (whether regular or special) of the PHNS Board and any committee thereof. The rights provided pursuant to this Section 7 shall be limited to observing PHNS Board and committee proceedings only, and WDC shall not be allowed to actively participate in any aspect of any PHNS Board proceedings being observed. Notwithstanding the foregoing, WDC shall not be entitled to attend executive sessions of the PHNS Board or any committee thereof. The observer rights afforded to WDC hereunder shall expire on the earlier to occur of (x) the third anniversary of the closing of the Proposed Acquisition and (y) an Initial Public Offering.

8. Dissenters' Rights. None of the Shareholders shall, nor shall they permit any shareholder of MGC that is a controlled affiliate of such Shareholder to, give demand pursuant to Section 7-113-101 et seq. of the Colorado Business Corporation Act for appraisal of any Shares of MGC.

9. Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to PHNS that:

         (a) Valid Title. The Shareholder is the sole, true, lawful and beneficial owner of the Shareholder Shares with no restrictions on the Shareholder's voting rights or rights of disposition pertaining thereto. At the Closing, the Shareholder will convey good and valid title to the Shareholder Shares being purchased free and clear of any and all claims, liens, charges, encumbrances and security interests

                  (collectively, "Liens"). None of the Shareholder Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shareholder Shares.

         (b) Non-Contravention. There is no suit, action, claim, investigation or inquiry by any governmental authority, and no legal, administrative or arbitration proceeding pending or, to the knowledge of the Shareholder, threatened against the Shareholder with respect to the execution, delivery and performance of this Agreement or any document delivered or agreement entered into in connection herewith, or the transactions contemplated hereby or thereby or any other agreement entered into by the Shareholder in connection with the ownership of the Shareholder Shares or the transactions contemplated hereby or thereby. The execution, delivery and performance by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Shareholder or to a violation of any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on the Shareholder or result in the imposition of any Lien on the Shareholder Shares or on any asset of the Shareholder.

         (c) Binding Effect. Assuming the due authorization, execution, and delivery of this Agreement by PHNS, this Agreement is the valid and binding Agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby and thereby. If this Agreement is being executed in an individual capacity, the person signing is an individual who has full legal right and capacity to execute and deliver this Agreement and to perform the transactions contemplated hereby.

         (d) Total Shares. The number of Shares set forth on Annex 1 are the only Shares beneficially owned (as defined in Exchange Act Rules 13d-3 and 13d-5) by the Shareholder and, except as set forth on Annex 1, the beneficial owner or owners of such Shares own no options to purchase or rights to subscribe for or otherwise acquire any securities of MGC and has or have no other interest in or voting rights with respect to any securities of MGC.

         (e) Finder's Fees. No investment banker, broker or finder is entitled to a commission or fee from PHNS or MGC in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Shareholders.

         (f) Approvals and Consents. Except as set forth on Schedule 9(f) and except for such approvals as may be required pursuant to the terms of the Merger Agreement, no material consent, approval or action of, filing with or notice to any person, including without limitation any governmental authority, is necessary or required under any of the terms, conditions or provisions of any law or order or any contract to which any Shareholder or MGC is a party or the Shareholder Shares are bound that has not already been obtained in connection with the execution and delivery of this Agreement by the Shareholders, the performance by the Shareholders of their obligations hereunder or the consummation by the Shareholders of the transactions contemplated hereby.

         (g)      No Contracts or Other Liabilities. Except as set forth in
                  Schedule 9(g), no Shareholder or any director, officer, employee or "affiliate" or any "associates" or members of the "immediate family" (as such terms are defined in the Exchange
                  Act) of any Shareholder is a party to any agreement with, or has any claim or right against, MGC or any of its subsidiaries, including without limitation any agreement with MGC or any of its subsidiaries in respect of this Agreement or the transactions contemplated hereby, other than rights to payment of salary and welfare benefits in the ordinary course of business.

         (h) Representations and Warranties in Merger Agreement. The Shareholders, jointly and severally, hereby make each representation and warranty of MGC set forth in Section 3.01 of the Merger Agreement, qualified to the same extent as such representations and warranties, which representations and warranties are incorporated into this Agreement as if set forth in full herein.

10. Additional Representations of Shareholders. Each Shareholder represents and warrants to PHNS that:

         (a) Investment Intent. The PHNS Shares to be acquired by the Shareholder under this Agreement (which, for purposes of this Section 10 shall be deemed to include any PHNS Shares issued to a Shareholder or any other person pursuant to the Earn-Out Payments set forth in Annex 3) are being acquired for such Shareholder's own account and not for resale, distribution or other transfer. The Shareholder understands that the PHNS Shares have not been registered under the Securities Act or state securities laws by reason of their issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to
                  Section 4(2) of the Securities Act or Regulation D adopted under the Securities Act and applicable state securities laws that depend upon, among other things, the bona fide nature of the Shareholder's investment intent and the accuracy of the Shareholder's representations as set forth in this Section 10. The Shareholder further understands that, except as provided in the PHNS Registration Rights Agreement, PHNS will have no obligation to register the PHNS Shares under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. The Shareholder hereby acknowledges that, because of the restrictions on transfer and assignment of the Shares, the Shareholder may have to bear the economic risk of the investment in the PHNS Shares for an indefinite period of time. The Shareholder further understands that the certificates representing the PHNS Shares will bear the following legend and agrees to hold such PHNS Shares subject to such legend:

                  "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), NOR REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION, AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF, AND, EXCEPT AS STATED IN AN AGREEMENT BETWEEN THE HOLDER OF THIS CERTIFICATE, OR ITS PREDECESSOR IN INTEREST, AND THE ISSUER CORPORATION, SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR THE ISSUER CORPORATION RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE ISSUER CORPORATION), WHICH OPINION AND COUNSEL ARE REASONABLY SATISFACTORY TO THE ISSUER CORPORATION, STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT DATED AS OF JULY 5, 2000, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE ISSUER CORPORATION AND CERTAIN STOCKHOLDERS OF THE ISSUER. ADDITIONALLY, THE SHARES REPRESENTED BY THE CERTIFICATE MAY BE SUBJECT TO THE RIGHT OF THE ISSUER CORPORATION TO REPURCHASE ALL OR A PORTION OF SUCH SHARES UPON THE OCCURRENCE OF CERTAIN EVENTS DESCRIBED IN A JOINDER AGREEMENT, DATED ____, 2002, BETWEEN THE ISSUER CORPORATION AND THE INITIAL HOLDER OF THESE SHARES. COPIES OF BOTH AGREEMENTS ARE ON FILE WITH THE ISSUER CORPORATION. THE ISSUER CORPORATION WILL FURNISH A COPY OF SUCH AGREEMENT WITHOUT CHARGE TO ANY PARTY HAVING A VALID INTEREST THEREIN."

                  The requirement that the above securities legend be placed upon certificates evidencing any PHNS Shares shall cease and terminate upon the earliest of the following events: (i) when such PHNS Shares are transferred in an underwritten public offering by PHNS pursuant to
         Section 5 of the Securities Act; (ii) when such PHNS Shares are transferred pursuant to Rule 144 under the Securities Act; or (iii) when such PHNS Shares are transferred in any other transaction if the seller delivers to PHNS an opinion of seller's counsel, which seller's counsel and opinion shall be reasonably satisfactory to PHNS, to the effect that such legend is no longer necessary in order to protect PHNS against a violation by it of the Securities Act upon any sale or other disposition of such PHNS Shares without registration thereunder. Upon the occurrence of any event requiring the removal of a legend hereunder, upon the surrender of certificates containing such legend, PHNS shall, at its own expense, deliver to the holder of any such PHNS Shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such PHNS Shares not bearing such legend.

         (b)      Accredited Investor.

                  (i) The Shareholder is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act;

                  (ii) Without limiting the scope or effect of any of the representations and warranties set forth in Section 9 or this Section 10, the Shareholder, by reason of its business and financial experience, has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (A) evaluating the merits and risks of an investment in the PHNS Shares and making an informed investment decision, (B) protecting its own interest and (C) bearing the economic risk of such investment for an indefinite period of time;

                  (iii) The Shareholder has had an opportunity to discuss the business, management and financial affairs of PHNS with PHNS' management;

                  (iv) The PHNS Shares are being acquired by the Shareholder for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

                  (v) The Shareholder understands that, except for transfers to affiliates or in-kind distributions to the respective legal or beneficial owners of the Shareholder, if any, the PHNS Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration;

                  (vi) The Shareholder does not have a present need for liquidity in connection with its purchase of the PHNS Shares; and

                  (vii) The purchase of the PHNS Shares is consistent with the general investment objectives of the Shareholder, and the Shareholder understands that the purchase of the PHNS Shares involves a high degree of risk in view of the fact that, among other things, PHNS is an early stage enterprise, and there is no established trading market for the PHNS Shares and no public market for PHNS' capital stock may ever develop in the future.

11. Representations and Warranties of PHNS. PHNS represents and warrants to each Shareholder:

         (a) Organization. PHNS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PHNS is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which its ownership or lease of assets or its conduct of business requires such qualification under applicable law, except where the failure to be so qualified would not have a material adverse effect on PHNS. PHNS has full corporate power and authority to own, lease or operate its properties and assets and to conduct its businesses as currently being conducted.

         (b) Corporate Power and Authority. PHNS has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by PHNS has been duly and validly authorized by all necessary corporate action, including the approval of the PHNS Board, and no other corporate proceedings on the part of PHNS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (except for such approvals related to the Merger as may be required pursuant to the terms of the Merger Agreement). This Agreement has been duly executed and assuming the proper execution and delivery of this Agreement by the Shareholders, constitutes a valid and binding Agreement of PHNS, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in the violation of any provision of PHNS' certificate of incorporation or bylaws.

         (c) Approvals and Consents. Except for such consents or approvals as may be required pursuant to the terms of the Merger Agreement, no material consent, approval or action of, filing with or notice to any person, including without limitation any governmental authority, that has not already been obtained or that will have been obtained prior to the Closing is necessary or required under any of the terms, conditions or provisions of any law or order or any contract to which PHNS is a party or any of its assets or properties are bound in connection with the execution and delivery of this Agreement by PHNS, the performance by PHNS of its obligations hereunder or the consummation by PHNS of the transactions contemplated hereby.

         (d) Acquisition for PHNS' Account. Any Shareholder Shares to be acquired upon exercise of the Option will be acquired by PHNS for its own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act.

         (e) Capitalization. The total number of authorized capital shares of PHNS is 49,500,000 shares, consisting of: 1,000,000 shares of preferred stock, par value $.01 per share, of which 81,000 shares are designated as Series A Senior Redeemable Preferred Stock, par value $.01 per share, and 60,000 shares are designated as Series B Junior Redeemable Preferred Stock, par value $.01 per share; 30,000,000 shares of Class A Common Stock, par value $.01 per share; 15,000,000 PHNS Shares; 1,000,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share; and 2,500,000 shares of Class C Common Stock, par value $.01 per share. Schedule 11(e) sets forth, as of the date of this Agreement, and without giving effect to the transactions contemplated hereby, (i) the only outstanding shares of capital stock of PHNS, (ii) the only outstanding obligations of PHNS to issue shares of its capital stock (including, without limitation, options, warrants, subscriptions or other contracts or rights to purchase), and
                  (iii) a description of certain proposed changes to the authorization and classification of the capital stock of PHNS. The PHNS Shares required to be issued upon exercise of the Option or in connection with the Earn-Out Payments will, when issued in accordance with such provisions, be duly authorized, validly issued, fully paid and non-assessable, and no stockholder of PHNS will have any preemptive right of subscription or purchase in respect thereof.

         (f) Valuation Methodology. The valuation methodology previously delivered to the Shareholders and referenced in Section 3(e) hereof is the valuation methodology used by the PHNS Board in connection with its most recent agreement to issue capital stock.

         (g) Agreements. On or before the date hereof, PHNS has delivered to the Shareholders true, correct and complete copies of (i) its Amended and Restated Certificate of Incorporation, (ii) the PHNS Stockholders' Agreement and (iii) the PHNS Registration Rights Agreement. The PHNS Stockholders' Agreement and the PHNS Registration Rights Agreement are in full force and effect and, except as disclosed on Schedule 11(g), have not been amended or modified, and are not proposed to be amended or modified in any material respect from the agreement previously delivered to the Shareholders.

         (h) Financial Statements. PHNS has made available to the Shareholders (i) the audited consolidated statements of income, changes in stockholders' equity and cash flows for its fiscal years ended September 30, 2000 and September 30, 2001 and its audited balance sheet as of September 30, 2001, and
                  (ii) the unaudited consolidated statements of income and cash flows for the three months ended December 31, 2001 and the unaudited balance sheet (the "Balance Sheet") as of December 31, 2001 (the "Balance Sheet Date"). All such financial statements (i) are in accordance with PHNS' books and records,
                  (ii) have been
                  prepared in accordance with GAAP consistently applied (except that the unaudited financial statements do not contain all of the footnotes required under GAAP and the statement of cash flow for the three months ended December 31, 2001 is not presented in accordance with GAAP) and (iii) fairly present the financial position of PHNS as of the Balance Sheet Date, and the results of operations and cash flows for the fiscal periods therein presented. All liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of PHNS or in the notes thereto (prepared in accordance with GAAP) are reflected or reserved for on the Balance Sheet, except for (i) liabilities or obligations arising in the ordinary course of business since December 31, 2001, (ii) liabilities or obligations related to the acquisition by PHNS of the healthcare information management business of The Detroit Medical Center and (iii) liabilities or obligations which would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of PHNS and its subsidiaries, taken as a whole.

         (i) Absence of Changes. Since the Balance Sheet Date, (x) there has not occurred any event or condition, individually or in the aggregate, that would have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of PHNS and its subsidiaries, taken as a whole, (y) PHNS had not declared, set aside or paid any dividend on any shares of its capital stock, and (z) PHNS has not made any changes in its accounting practices other than as permitted by GAAP.

         (j) Litigation. There is no suit, action, claim, investigation or inquiry by any governmental authority, and no legal, administrative or arbitration proceeding pending or, to the knowledge of PHNS, threatened against PHNS with respect to the execution, delivery and performance of this Agreement or any document delivered or agreement entered into in connection herewith, or the transactions contemplated hereby or thereby or any other agreement entered into by PHNS in connection with the transactions contemplated hereby or thereby.

         (k) Non-Contravention. There is no suit, action, claim, investigation or inquiry by any governmental authority, and no legal, administrative or arbitration proceeding pending or, to the knowledge of PHNS, threatened against PHNS with respect to the execution, delivery and performance of this Agreement or any document delivered or agreement entered into in connection herewith, or the transactions contemplated hereby or thereby. The execution, delivery and performance by PHNS of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of PHNS or to a violation of any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on PHNS or result in the imposition of any Lien on any asset of PHNS.

         (l) Investment Intent. The Shareholder Shares to be acquired by PHNS under this Agreement are being acquired for PHNS' own account and not for resale, distribution or other transfer. PHNS understands that the purchase and sale of Shareholder Shares contemplated by this Agreement has not been registered under the Securities Act or state securities laws by reason of the so-called "4(1-1/2)" exemption from the registration and prospectus delivery requirements of the Securities Act and applicable state securities laws that depends upon, among other things, the bona fide nature of PHNS' investment intent and the accuracy of PHNS' representations as set forth in this
                  Section 11(l). PHNS further understands that MGC will have no obligation to register the Shareholder Shares under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. PHNS hereby acknowledges that, because of the restrictions on transfer and assignment of the Shareholder Shares, PHNS may have to bear the economic risk of the investment in the Shareholder Shares for an indefinite period of time. PHNS further understands that the certificates representing the Shareholder Shares will bear a legend restricting transfer and agrees to hold such Shareholder Shares subject to such legend:

         (m) Accredited Investor. PHNS is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

12.      Covenants of the Parties.


         (a) No Proxies for or Encumbrances on Shareholder Shares. Each Shareholder hereby covenants and agrees that, except pursuant to the terms of this Agreement or after the termination of this Agreement, the Shareholder shall not, without the prior written consent of PHNS, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shareholder Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares, or any beneficial interest in any Shares. The Shareholder shall not, directly or indirectly, seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding with respect to the Shareholder Shares and agrees to notify PHNS promptly and to provide all details requested by PHNS if the Shareholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

         (b)      No Shopping.

                  (i) The Shareholders shall not directly or indirectly (x) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage), including without limitation by way of furnishing information, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (y) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, that if a Shareholder who is a director of MGC determines in good faith, after consultation with, and based on the written advice of legal counsel, that he or she is required to do so in order to comply with his fiduciary duties to MGC's shareholders under applicable law, he or she may, in response to an unsolicited Acquisition Proposal, and subject to compliance with Section 12(b)(ii), (A) furnish information with respect to MGC to any person making such unsolicited Acquisition Proposal pursuant to an executed confidentiality agreement with such person, and (B) participate in discussions or negotiations regarding such Acquisition Proposal.

                  (ii) In addition to the obligations of the Shareholders set forth in paragraph (b)(i) of this Section 12, each Shareholder will promptly advise PHNS orally and in writing of any request for information he or she receives of a nature which would assist a potential bidder in preparing an Acquisition Proposal or of any Acquisition Proposal, the nature of the information supplied, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. Such Shareholder will keep PHNS fully informed on a prompt and current basis of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal of which such Shareholder may be aware.

                  (iii) For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer from any person relating to any merger, consolidation, business combination, sale of all or a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business, tender or exchange offer or similar transaction involving MGC or any direct or indirect subsidiary of MGC.

         (c) Press Releases. The parties will endeavor to consult with each other in good faith, to the extent reasonably practicable, with respect to any press release or similar public announcement with respect to this Agreement or the transactions contemplated hereby; provided, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law or the rules of Nasdaq or any national stock exchange applicable to it or its affiliates.

         (d) Satisfaction of Conditions. Without limiting the generality or effect of any provision of Section 4, but subject to Section 3, prior to the Closing, each of the parties hereto will use his or her commercially reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

         (e)      Access to Information; Confidentiality.

                  (i) From the date of this Agreement until the Closing, PHNS will (x) provide the Shareholders (and their accountants, consultants, legal counsel, agents and other representatives (collectively,
                           "Representatives")) access at reasonable times upon reasonable prior notice to PHNS' officers, employees, agents, properties, offices and other facilities and to its books and records and (y) furnish promptly such information concerning its business, properties, contracts, assets, liabilities and personnel as the Shareholders or their Representatives may reasonably request.

                  (ii) The Shareholders agree, and agree to cause their Representatives to, treat and hold as confidential all information relating to PHNS in accordance with the terms and conditions of the Confidentiality Agreement, dated as of July 26, 2001, between PHNS and MGC (the "Confidentiality Agreement").

                  (iii) No investigation pursuant to this Section 12(e) will affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

13.      Miscellaneous.

         (a) Expenses. All costs and expenses incurred in connection with this Agreement shall be borne by the party incurring such cost or expense.

         (b) Further Assurances. In the event PHNS exercises the Option, PHNS and the Shareholders will each execute and deliver or cause to be executed and delivered all further documents and instruments and use its commercially reasonable efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable PHNS to exercise and enjoy all benefits and rights of the Shareholders with respect to the Shareholder Shares.

         (c) Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with PHNS in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Proposed Acquisition and the other transactions contemplated by this Agreement, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all governmental entities and the making of all necessary registrations and filings (including without limitation any necessary filings with the SEC relating to the acquisition of MGC or relating to the acquisition of equity securities of PHNS and all other necessary filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;
                  (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Proposed Acquisition or this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; (v) taking all reasonable action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Proposed Acquisition, this Agreement or any of the other transactions contemplated by this Agreement; and (vi) if any state takeover statute or similar statute or regulation becomes applicable to the Proposed Acquisition, this Agreement or any other transaction contemplated by this Agreement, taking all action necessary so that the Proposed Acquisition and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Proposed Acquisition and this Agreement and the other transactions contemplated by this Agreement.

         (d) Specific Performance. The parties hereto agree that PHNS would be irreparably damaged if for any reason the Shareholders failed to sell the Shareholder Shares upon exercise of the Option or to perform any of their other obligations under this Agreement, and that PHNS would not have an adequate remedy at law for money damages in such event. Accordingly, PHNS shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Shareholders. This provision is without prejudice to any other rights that PHNS may have against the Shareholders for any failure to perform their obligations under this Agreement.

         (e) Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be deemed to be delivered (a) when delivered in person, (b) when received if sent by facsimile or e-mail if a copy is sent by United States mail (certified mail, return receipt requested) or by nationally recognized overnight courier service, (c) one Business Day after having been dispatched by a nationally recognized overnight courier service (provided that such notice was delivered prior to 5:00 p.m., local time, on a Business Day; otherwise, such notice will be deemed delivered on the next Business Day), or (d) on the fifth Business Day after deposit in the United States mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this
                  Section 13(e)), in each case with a copy (which shall not constitute notice) to the persons indicated:

                  (i)      if to PHNS, to:

                           Provider HealthNet Services Inc.
                           15851 Dallas Parkway, Suite 925
                           Addison, Texas  75001-3355
                           E-mail:    rkk@phns.com
                           Facsimile: (972) 385-2445
                           Attention: Richard K. Kneipper
                                      Chief Administrative Officer

                           With copies to:

                           Jones, Day, Reavis & Pogue
                           2727 North Harwood Street
                           Dallas, Texas  75201
                           E-mail:    slfluckiger@jonesday.com
                           Facsimile: (214) 969-5100
                           Attention: Stephen L. Fluckiger, Esq.

                  (ii) if to any Shareholder, to such Shareholder at the address shown for such holder on the applicable signature page hereto.

         (f) Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shareholder Shares until the later of (i) the date of delivery of PHNS financial statements for the period ending December 31, 2002, or (ii) nine (9) months following the closing of the Proposed Acquisition, except for the representations and warranties of the Shareholders contained in Sections 9(a) and 9(d), which shall survive indefinitely, and the representations and warranties contained in Section 10 and Sections 11(l) and 11(m), which shall survive to the extent required by applicable law to ensure that the issuance of PHNS Shares to the Shareholders, and the sale of the Shareholder Shares to PHNS, are exempt from registration under the Securities Act.

         (g)      Indemnification; Set-Off.

                  (i) From and after the date of this Agreement, the Shareholders will, jointly and severally, indemnify and hold harmless PHNS and each director, officer, employee, agent, representative or counsel of PHNS (collectively, the "PHNS Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the date hereof), arising out of or in connection with the material breach of any representation, warranty, covenant or agreement of the Shareholders contained herein, provided, that the foregoing indemnity will not apply to any act or failure to act which a court of competent jurisdiction determines in an order or decision not subject to appeal constituted gross negligence or willful misconduct on the part of such PHNS Indemnified Party; and, provided, further, that the PHNS Indemnified Parties shall only be entitled to indemnification hereunder with respect to claims which aggregate $50,000 or more (in which event such PHNS Indemnified Parties shall be entitled to claim the full amount of such liability and not simply the excess); and, provided, further, that in no event will the PHNS Indemnified Parties be entitled to indemnification hereunder for claims in excess of $1,000,000, individually or in the aggregate.

                  (ii) From and after the date of this Agreement, PHNS will indemnify and hold harmless the Shareholders and their respective agents, representatives or counsel (collectively, the "Shareholder Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the date hereof), arising out of or in connection with the material breach of any representation, warranty, covenant or agreement of PHNS contained herein, provided, that the foregoing indemnity will not apply to any act or failure to act which a court of competent jurisdiction determines in an order or decision not subject to appeal constituted gross negligence or willful misconduct on the part of such Shareholder Indemnified Party; and, provided, further, that the Shareholder Indemnified Parties shall only be entitled to indemnification hereunder with respect to claims which aggregate $50,000 or more (in which event such Shareholder Indemnified Parties shall be entitled to claim the full amount of such liability and not simply the excess); and, provided, further, that in no event will the Shareholder Indemnified Parties be entitled to indemnification hereunder for claims in excess of $1,000,000, individually or in the aggregate.

                  (iii) Without limiting any of the foregoing indemnity obligations of Sections 13(g)(i) and 13(g)(ii), in the event of any claim, action, suit, proceeding or investigation (a "Claim") is brought against a PHNS Indemnified Party or a Shareholder Indemnified Party (the "Indemnified Party") (whether arising before or after the date hereof), (A) the party against whom indemnification is sought pursuant to the foregoing Sections 13(g)(i) or (ii), as the case may be, (the "Indemnifying Party"), shall assume and direct all aspects of the defense of such Claim, including the settlement thereof, (B) the Indemnifying Party shall retain and direct, and shall pay the reasonable fees and expenses of counsel reasonably satisfactory to the Indemnified Party, promptly after statements therefor are received, and (C) the Indemnified Party will cooperate in the defense of any such Claim. The Indemnified Party shall have a right to participate in (but not control) the defense of any such Claim with its own counsel at its own expense. The Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld or delayed. The Indemnifying Party will not settle any such matter unless (x) the Indemnified Party gives prior written consent, which shall not be unreasonably withheld or delayed, or (y) the terms of the settlement provide that the Indemnified Party will have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnified Party and the settlement discharges all rights against the Indemnified Party with respect to such matter. Any Indemnified Party wishing to claim indemnification under this Section 13(g), upon learning of any Claim, shall notify the Indemnifying Party; provided, that failure to provide notice of a Claim shall not relieve a party of its indemnity obligations under this Section 13(g) unless such failure prejudices such party. No Indemnifying Party will be obligated pursuant to this Section 13(g) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except to the extent, as determined by counsel to the Indemnified Parties, that there may be one or more legal defenses available to one Indemnified Party that are different from or in addition to those available to the other Indemnified Parties that would, in the judgment of such counsel, prohibit such counsel from representing all Indemnified Parties under the rules of professional ethics, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Indemnifying Parties.

                  (iv) The Shareholders hereby agree that PHNS shall be entitled to a right of set-off (without duplication) against any PHNS Shares subject to the vesting provisions of Annex 2 and any Earn-Out Payments otherwise required to be distributed pursuant to the provisions of Annex 3 in the event that the Shareholders are required to indemnify PHNS pursuant to the provisions of this Section 13(g). Any amounts owing pursuant to the right of set-off shall be applied, first to PHNS Shares payable as Earn-Out Payments (to the extent earned), second to cash payable as Earn-Out Payments (to the extent earned) and third to PHNS Shares subject to the vesting provisions of Annex 2. PHNS shall give notice to the Shareholders of any exercise of its rights of set-off hereunder. Any PHNS Shares subject to the set-off rights granted hereunder shall be applied using the Fair Market Value of the PHNS Shares on the date of original issuance of such PHNS Shares (in the case of PHNS Shares subject to Vesting Conditions) or the date such PHNS Shares would have otherwise been issued (in the case of PHNS Shares that would have been issued as Earn-Out Payments).

         (h) Amendments. This Agreement may not be amended or modified and compliance herewith may not be waived (either generally or in a particular instance and either retroactively or prospectively) except by a writing signed by PHNS and each of the Shareholders.

         (i)      Termination. This Agreement may be terminated:

                  (i) by the mutual consent in writing of the parties hereto;

                  (ii) by either PHNS or the Shareholders by notice in writing to the other party if the Proposed Acquisition is not completed by July 31, 2002, provided, however, that the right to terminate this Agreement pursuant to this Section 13(i) will not be available to any party whose breach of any provision of this Agreement results in the failure of either of such events to occur by such time;

                  (iii)    by the Shareholders on or prior to the thirtieth
                           (30th) day after the execution and delivery of this Agreement by all parties hereto by notice in writing to PHNS if the Shareholders are not satisfied in their sole discretion with the results and findings of the due diligence investigation of PHNS to be conducted by the Shareholders;

                  (iv) by PHNS, on or prior to the thirtieth (30th) day after the execution and delivery of this Agreement by all parties hereto by notice in writing to the Shareholders, if PHNS is not satisfied in its sole discretion with the results and findings of the due diligence investigation of MGC to be conducted by PHNS;

                  (v)      by PHNS, by notice in writing to the Shareholders, if
                           (A) the Shareholders breach any provision of this Agreement or (B) any representation or warranty made by the Shareholders in connection with this Agreement is false or misleading in any material respect when made and such breach is not cured within thirty (30) days after receipt of written notice thereof that specifies in reasonable detail the basis for alleging such breach;

                  (vi)     by the Shareholders, by notice in writing to PHNS, if
                           (A) PHNS breaches any provision of this Agreement or
                           (B) any representation or warranty made by PHNS in connection with this Agreement is false or misleading in any material respect when made and such breach is not cured within thirty (30) days after receipt of written notice thereof that specifies in reasonable detail the basis for alleging such breach; or

                  (vii) by either PHNS or the Shareholders if there shall have been entered a final, nonappealable order or injunction of any governmental authority restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof.

                           In the event this Agreement is terminated pursuant to
                  this Section 13(i), each party hereto will pay all of its own fees and expenses and this Agreement shall become void and have no further effect, except that such termination shall not affect the rights and obligations of the parties with respect to any Exercise Notice delivered prior to such time.

         (j) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto, except that PHNS may assign its rights and obligations to any affiliate of PHNS; and, provided, further, that in the event of any such assignment to any affiliate, PHNS shall retain all its obligations hereunder and shall cause its affiliate to carry out any obligations of such affiliate hereunder.

         (k) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to the conflict of law rules of such State.

         (l) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         (m) Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder Shares beneficially owned by such Shareholder and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

         (n) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         (o) Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any obligation to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.

         (p) Representation by Counsel. Each of the parties hereto acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any party hereto with a defense to the enforcement of the terms of this Agreement against such party based upon lack of legal counsel shall have no application and is expressly waived.

         (q) Consideration. It is hereby acknowledged by the parties hereto that, other than the agreements, covenants, representations and warranties, as more particularly set forth herein, no consideration shall be due or paid to the Shareholders for their agreement to vote the shares in favor of the Proposed Acquisition in accordance with the terms and conditions of this Agreement.

         (r) Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation for consents to the Proposed Merger or the Proposed Acquisition.

         (s) Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

         (t) Several, Not Joint, Obligations. The agreements, representations and obligations of the Shareholders under this Agreement (including the Annexes, Schedules and Exhibits attached hereto) are, in all respects, several and not joint.

         (u) Prior Negotiations. This Agreement (including Annexes, Schedules and Exhibits attached hereto) supersedes all prior negotiations and agreements or understandings with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

         (v) No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto, and no other person or entity shall be a third party beneficiary hereof.

         (w) Interpretation. Unless the context otherwise requires, (i) all references to Sections, Schedules, Exhibits or Annexes are to Sections, Schedules, Exhibits or Annexes of or to this Agreement, (ii) each term defined in this Agreement or any Annex hereto has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, (vi) all references to "$" or dollar amounts will be to lawful currency of the United States of America, (viii) references to the masculine, feminine or neuter gender shall be deemed to include the others and (ix) references to "including" shall be interpreted to mean "including but not limited to".

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed as of the day and year first above written.

Address for purposes of Section 13(e)           PROVIDER HEALTHNET SERVICES INC.
(including e-mail):

                                                By:
                                                   -----------------------------
                                                   Richard K. Kneipper
                                                   Chief Administrative Officer
1824 Woodmoor Drive, Suite 102
Monument, Colorado 80132
E-mail:  bcronin@medgrup.com
Facsimile No.:  (719) 481-1525                  --------------------------------
                                                William D. Cronin
1824 Woodmoor Drive, Suite 102
Monument, Colorado 80132
E-mail:  mcronin@medgrup.com
Facsimile No.:  (719) 481-1525                  --------------------------------
                                                Margaret M. Cronin

                                                                         Annex 1

                                 Number of Shares (including
                               Options to Purchase Shares) of
     Shareholders                       Common Stock                                  Purchase Price
     ------------              ------------------------------                         --------------
William D. Cronin                      2,744,300                       $1.2537 in cash and a number of PHNS Shares per share of
                                                                       Common Stock, plus any Earn-Out Payments, subject to
                                                                       adjustment, if any, as provided in Sections 3(e) and 3(f)
                                                                       of the Agreement and to the vesting provisions set forth
                                                                       in Annex 2

Margaret M. Cronin                       605,700(1)                    $1.2537 in cash and a number of PHNS Shares per share of
                                                                       Common Stock, plus any Earn-Out Payments, subject to
                                                                       adjustment, if any, as provided in Sections 3(e) and 3(f)
                                                                       of the Agreement and the vesting provisions set forth in
                                                                       Annex 2

----------

(1) Excludes an aggregate of 55,500 shares of Common Stock held in custodial account for the benefit of (i) James Cronin, (ii) Jennifer Cronin and (iii) Kathleen Cronin and which may be deemed to be owned by Margaret M. Cronin, the custodian for such accounts.



                                    Annex 1-1

                                                                 Annexes 2 and 3


Annexes 2 and 3 Omitted

                                  SCHEDULE 6(c)

                               MGC CAPITALIZATION

                   SEE SECTION 3.01(b) OF THE MERGER AGREEMENT

                                  SCHEDULE 9(f)

                                  MGC CONSENTS

                                      NONE

                                  SCHEDULE 9(g)

                           AGREEMENTS WITH AFFILIATES

                                      NONE

                                 SCHEDULE 11(e)

                               PHNS CAPITALIZATION

                                                                                        Fully Diluted No. of
                                                                                     Shares Assuming Conversion
                                                               No. of Shares          of all Class C Stock and
                   Class/Series of Stock                        Outstanding            Exercise of all Options
                   ---------------------                       -------------         --------------------------
Preferred Stock:
o        Series A Senior Redeemable Preferred Stock               33,000.02
o        Series B Junior Redeemable Preferred Stock               45,252.83
                                                                 ----------

                                                                  78,252.85
                                                                 ==========

Common Stock
o        Class A Common Stock                                            --
o        Class B Common Stock                                    12,508,413
o        Class B Non-Voting Common Stock (Convertible into        1,000,000
         Class B)
o        Class C Common Stock (Convertible into Class B)          2,450,200                     15,958,613
                                                                 ----------
o        Additional shares of Class B Common Stock                                               1,292,622
         issuable on conversion of Class C Common Stock (as of                                  ----------
         12/28/01)
                                                                                  Primary       17,251,235

Options to Purchase Class B Common Stock:
o        A Options (subject to vesting)                           2,237,850
o        B Options (subject to 2.5x return)                       1,149,900
o        C Options (subject to 3.5x return)                       1,290,240                      4,677,990
                                                                 ----------                     ----------


                                                                            Fully Diluted       21,929,225
                                                                                                ==========

Note: PHNS is in the process of amending its Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of all classes of capital stock from 49,500,000 to 62,000,000, (ii) increase the number of authorized shares of PHNS Class B Common Stock from 15,000,000 to 30,000,000, and (iii) decrease the number of authorized shares of PHNS Class C Common Stock from 2,500,000 to 0.

                                 SCHEDULE 11(g)

                     AMENDMENTS TO PHNS AMENDED AND RESTATED
                      CERTIFICATE OF INCORPORATION, BY-LAWS
                        AND PHNS STOCKHOLDERS' AGREEMENT

1.       Amended and Restated Certificate of Incorporation. See Note to Schedule
         11(e).

2. By-laws. PHNS is in the process of amending Section 10.1(b) of the PHNS Stockholders' Agreement to provide that the size of the PHNS Board may be fixed by a resolution of the PHNS Board approved by at least 75% of the number of directors on the PHNS Board at that time.

3. PHNS Stockholders' Agreement. A similar change to that in 2 above is being made to the PHNS Stockholders' Agreement.

                                                                       EXHIBIT A



                                MERGER AGREEMENT

                                                                       EXHIBIT B

                     FORM OF SHAREHOLDERS JOINDER AGREEMENT


         THIS JOINDER AGREEMENT (this "Agreement") is dated and effective as of ____________, 2002, by and among Provider HealthNet Services Inc., a Delaware corporation ("PHNS"), William D. Cronin ("WDC") and Margaret M. Cronin ("MMC" and, together with WDC, each a "Shareholder" and collectively the "Shareholders").

         WHEREAS, PHNS and the Shareholders are parties to an Option and Voting Agreement, dated as of March 26, 2002 (the "Option Agreement");

         WHEREAS, pursuant to the Option Agreement, the Shareholders have granted to PHNS an option (the "Option") to purchase all the shares of common stock, par value $.001 per share (the "MGC Common Stock"), of MedGrup Corporation, a Colorado corporation ("MGC");

         WHEREAS, upon exercise of the Option, the Shareholders will receive consideration of approximately $4,200,000 of cash and, subject to certain vesting conditions, a number of shares of Class B common stock, par value $.01 per share (the "Class B Common Stock"), of PHNS as calculated pursuant to
Section 3(c) of the Option Agreement;

         WHEREAS, the Shareholders may be eligible to receive additional shares of Class B Common Stock as part of the Earn-Out Payments under the Option Agreement;

         WHEREAS, PHNS and certain of its stockholders are parties to (i) an Amended and Restated Stockholders' Agreement, dated as of July 5, 2000 (the "PHNS Stockholders' Agreement"); and (ii) a Registration Rights Agreement, dated as of July 5, 2000 (the "PHNS Registration Rights Agreement");

         WHEREAS, PHNS and the Shareholders desire to set forth certain terms and conditions relating to the right of PHNS, under certain circumstances, to repurchase the shares of Class B Common Stock held by them from time to time; and

         WHEREAS, it is a condition to the closing of the sale of the MGC Common Stock by the Shareholders to PHNS and the purchase of the MGC Common Stock by PHNS, and the issuance of the Class B Common Stock to the Shareholders by PHNS in consideration thereof, that the Shareholders execute this joinder agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Option Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Option Agreement.

         2. Joinder. Each Shareholder hereby acknowledges, agrees and confirms that, by its execution and delivery of this Agreement and acceptance of the PHNS Shares issued to such

Shareholder at the Closing, such Shareholder shall become and be deemed to be a party to each of the PHNS Stockholders' Agreement and the PHNS Registration Rights Agreement, agrees to be bound by the terms and conditions of each such agreement and shall have all of the rights and obligations under such agreement as if he or she had been an original signatory thereto.

         3. Repurchase Right. All shares of Class B Common Stock owned by the Shareholders shall be subject to the following repurchase provisions:

         (a) In the event that WDC's employment with PHNS is terminated (by either PHNS or by WDC) for any reason, PHNS, or such other party as PHNS may designate, shall have the right (as described below) to purchase from the Shareholders and Shareholders' Permitted Transferees (as defined in the PHNS Stockholders' Agreement), if any (A) if WDC's employment is terminated by PHNS for Cause (as defined below) or by WDC without Good Reason (as defined below), any and all shares of Class B Common Stock (such shares, including without limitation (i) any such shares to which the Shareholders and any Affiliates (as defined below) of the Shareholders may be entitled to receive pursuant to or in connection with the Vesting Conditions or Earn-Out Payments pursuant to the Option Agreement and (ii) any other shares of capital stock of PHNS into which or for which such shares are converted or exchanged, are herein collectively called the "Shares") then held by the Shareholders and any Affiliates of the Shareholders, or (B) if WDC's employment is terminated by PHNS Without Cause or by WDC for Good Reason or by the death or Disability of WDC, the percentage of Shares then held by the Shareholders and any Affiliates of the Shareholders as follows:

                                                          PERCENTAGE OF SHARES HELD AT TERMINATION
     DATE OF TERMINATION OF WDC                                      OF WDC EMPLOYMENT
     --------------------------                           ----------------------------------------
on or before _____, 2003 (1st Earn-Out Year)                               90%
on or before _____, 2004 (2nd Earn-Out Year)                               72
on or before _____, 2005 (3rd Earn-Out Year)                               54
on or before _____, 2006 (4th Earn-Our Year)                               36
Anytime after _____,  2006                                                  0


This repurchase right shall be exercisable by PHNS, or such other party as PHNS may designate, by delivery of a repurchase notice to the Shareholders prior to the date which is six (6) months after the date of termination of WDC's employment with PHNS for any reason. The price payable to the Shareholders by PHNS in connection with PHNS' purchase of any Shares pursuant to this Section 3(a) shall be determined as follows:

                  (i) In the event that WDC's employment is terminated by PHNS Without Cause or by WDC for Good Reason or by the death of WDC, the purchase price per Share shall be the Fair Market Value of a Share on the day preceding the date of repurchase. "Fair Market Value" shall mean, if the Shares are then admitted to trading on a national securities exchange, the closing sale price, regular way, as reported by the composite reporting system for such exchange or, if the Shares are then listed on an inter-dealer quotation system, the average of the closing bid and asked prices on such system or, if the Shares are neither admitted for trading on a national securities exchange nor listed on an inter-dealer quotation system, the Fair Market Value of the Shares as reasonably determined in good faith by the PHNS Board; provided, that at any time that the Shares (or any equity securities of PHNS issuable in lieu of the Shares) are not publicly traded, the PHNS Board shall use the valuation methodology previously provided to the Shareholders in determining Fair Market Value.

                  (ii) In the event that WDC's employment is terminated by PHNS for Cause or by WDC without Good Reason, (a) the purchase price per Share (other than Shares issued, or to which the Shareholders or any Affiliates of the Shareholders may be entitled to receive, pursuant to or in connection with any Earn-Out Payment) shall be equal to the lesser of (i) the price at which the Shares were issued by PHNS pursuant to the Option Agreement, and (ii) the Fair Market Value of a Share on the date preceding the day of purchase, and (b) the purchase price per Share for Shares issued, or to which the Shareholders or any Affiliates of the Shareholders may be entitled to receive, pursuant to or in connection with any Earn-Out Payment pursuant to the Option Agreement, shall be equal to the Fair Market Value per Share multiplied by the following applicable percentage:

                                            APPLICABLE
           EARN-OUT YEAR                    PERCENTAGE
           -------------                    ----------
             1st year                            50%
             2nd year                            60
             3rd year                            75
             4th year                            90
             Thereafter                         100

         (b) All sales of Shares to PHNS and or its designee pursuant to this
Section 3 shall be consummated contemporaneously at the offices of PHNS on the later of (i) a mutually satisfactory business day within 60 days after PHNS' delivery of a repurchase notice to the Shareholders or (ii) the fifth business day following the receipt of all regulatory approvals, if any, applicable to such sales, or at such other time and/or place as the parties to such sales may agree. The delivery of certificates or other instruments evidencing such Shares duly endorsed for transfer and accompanied by stock powers shall be made on such date against payment of the purchase price for such Shares as provided in paragraph (c) below.

         (c) All Shares to be purchased by PHNS pursuant to paragraph (b) above may be paid for, at PHNS' option, by PHNS either (i) in cash at the date of delivery of certificates or other instruments evidencing the Shares to be sold;
(ii) by offsetting any amounts due to PHNS from WDC, or (iii) with a note bearing a maturity of not longer than 2 years and bearing an interest rate equal to the rate on U.S. Government treasury notes of comparable maturity on the date of issuance plus 100 basis points.

         (d) "Affiliate" of a person means an "affiliate" of such person as defined in Section 8.03(a) of the Merger Agreement and any "associate" or member of the "immediate family" (as such terms are defined in the Exchange Act) of such person.

         (e) "Without Cause" and "Cause" shall be as defined in Section 6(n) of Annex 2 to the Option Agreement.

         (f) "Good Reason" shall mean (i) any material breach by PHNS of a non-competition agreement or option agreement or other material agreement entered into with, or provided to, WDC, if such breach shall not have been cured by PHNS within 30 days of WDC's delivery of notice to PHNS of such breach, (ii) a material reduction in WDC's title, duties, responsibilities or status or (iii) the assignment to WDC of different or additional material duties that are significantly inconsistent with WDC's position.

         (g) The provisions of this Section 3 will terminate in the event of a Change of Control as defined in Section 6(b) of Annex 2 to the Option Agreement.

         4. Acknowledgment. Each Shareholder hereby acknowledges, agrees and confirms that it takes ownership of the PHNS Shares subject to all the terms and conditions of the PHNS Stockholders' Agreement.

         5. Notices. The address of each Shareholder for purposes of Section 23 of the PHNS Stockholders' Agreement shall be the address set forth in the Option Agreement.

         6. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to choice of law principles.

         7. Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed on the date first written above.


                                                --------------------------------
                                                William D. Cronin



                                                --------------------------------
                                                Margaret M. Cronin



                                                PROVIDER HEALTHNET SERVICES INC.


                                                By:
                                                   -----------------------------
                                                   Richard K. Kneipper
                                                   Chief Administrative Officer

                                                                       Exhibit C

                       FORM OF EMPLOYEE JOINDER AGREEMENT

         THIS JOINDER AGREEMENT (this "Agreement") is dated and effective as of ____________, ____, by and among Provider HealthNet Services Inc., a Delaware corporation ("PHNS"), and __________ ("Employee").

         WHEREAS, PHNS, William D. Cronin ("WDC") and Margaret M. Cronin (together with WDC, the "Majority Shareholders") are parties to an Option and Voting Agreement, dated as of March 26, 2002 (the "Option Agreement");

         WHEREAS, the Majority Shareholders may be eligible to receive additional shares (the "Earn-Out Shares") of Class B common stock, par value $.01 per share (the "Class B Common Stock") of PHNS as part of the Earn-Out Payments under the Option Agreement;

         WHEREAS, the Majority Shareholders have agreed to transfer 50% of the Earn-Out Shares to certain employees on terms and conditions to be mutually agreed upon by PHNS and the Majority Shareholders;

         WHEREAS, PHNS and certain of its stockholders are parties to (i) an Amended and Restated Stockholders' Agreement, dated as of July 5, 2000 (the "PHNS Stockholders' Agreement"); and (ii) a Registration Rights Agreement, dated as of July 5, 2000 (the "PHNS Registration Rights Agreement");

         WHEREAS, PHNS and Employee desire to set forth certain terms and conditions relating to the right of PHNS, under certain circumstances, to repurchase the shares of Class B Common Stock held by Employee from time to time; and

         WHEREAS, it is a condition to the ownership of shares of Class B Common Stock by Employee that Employee execute this joinder agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Option Agreement.

         2. Joinder. Employee hereby acknowledges, agrees and confirms that, by Employee's execution and delivery of this Agreement and acceptance of shares of Class B Common Stock from the Majority Shareholders, Employee shall become and be deemed to be a party to each of the PHNS Stockholders' Agreement and the PHNS Registration Rights Agreement, agrees to be bound by the terms and conditions of each such agreement and shall have all of the rights and obligations under such agreement as if Employee had been an original signatory thereto.

         3. Repurchase Right. All shares of Class B Common Stock owned by Employee shall be subject to the following repurchase provisions:

         (a) In the event that Employee's employment with PHNS is terminated (by either PHNS or by Employee) for any reason, PHNS, or such other party as PHNS may designate, shall have the right (as described below) to purchase from Employee or Employee's Permitted Transferees (as defined in the PHNS Stockholders' Agreement) (A) if Employee is terminated by PHNS for Cause (as defined below) or by Employee without Good Reason (as defined below), any and all shares of Class B Common Stock (such shares, including without limitation
(i) any such shares to which Employee may be entitled to receive from the Majority Shareholders pursuant to or in connection with the Earn-Out Payment pursuant to the Option Agreement and (ii) any other shares of capital stock of PHNS into which or for which such shares are converted or exchanged, are herein collectively called the "Shares") then held by Employee and any Permitted Transferee of Employee, or (B) if Employee's employment is terminated by PHNS Without Cause or by Employee for Good Reason or by the death of Employee, the percentage of Shares then held by Employee as follows:

                                                                  PERCENTAGE OF SHARES HELD AT
      DATE OF TERMINATION OF EMPLOYEE                              TERMINATION OF EMPLOYMENT
      -------------------------------                             ----------------------------
on or before _____, 2003 (1st Earn-Out Year)                                   90%
on or before _____, 2004 (2nd Earn-Out Year)                                   72
on or before _____, 2005 (3rd Earn-Out Year)                                   54
on or before _____, 2006 (4th Earn-Our Year)                                   36
Anytime after _____,  2006                                                      0

This repurchase right shall be exercisable by PHNS, or such other party as PHNS may designate, by delivery of a repurchase notice to Employee prior to the date which is six (6) months after the date of termination of Employee's employment with PHNS for any reason. The price payable to Employee by PHNS in connection with PHNS' purchase of any Shares pursuant to this Section 3(a) shall be determined as follows:

                  (i) In the event that Employee's employment is terminated by PHNS Without Cause or by Employee for Good Reason or by the death of Employee, the purchase price per Share shall be the Fair Market Value of a Share on the day preceding the date of repurchase. "Fair Market Value" shall mean, if the Shares are then admitted to trading on a national securities exchange, the closing sale price, regular way, as reported by the composite reporting system for such exchange or, if the Shares are then listed on an inter-dealer quotation system, the average of the closing bid and asked prices on such system or, if the Shares are neither admitted for trading on a national securities exchange nor listed on an inter-dealer quotation system, the Fair Market Value of the Shares as reasonably determined in good faith by the PHNS Board; provided, that at any time that the Shares (or any equity securities of PHNS issuable in lieu of the Shares) are not publicly traded, the PHNS Board shall use the valuation methodology previously provided to the Shareholders in determining Fair Market Value.

                  (ii) In the event that Employee's employment is terminated by PHNS for Cause or by Employee without Good Reason, (a) the purchase price per Share (other than Shares issued, or to which Employee may be entitled to receive from the Majority Shareholders, pursuant to or in connection with any Earn-Out Payment) shall be equal to the lesser of (i) the price at which the Shares were issued by PHNS pursuant to the Option Agreement or the Agreement and Plan of Merger dated as of March 26, 2002 among PHNS, MGC Acquisition Corp. and MedGrup Corporation (the "Merger Agreement"), and (ii) the Fair Market Value of a Share on the date preceding the day of purchase, and (b) the purchase price per Share for Shares issued, or to which Employee may be entitled to receive from the Majority Shareholders, pursuant to or in connection with any Earn-Out Payment pursuant to the Option Agreement, shall be equal to the Fair Market Value per Share multiplied by the following applicable percentage:

                                           APPLICABLE
          EARN-OUT YEAR                    PERCENTAGE
          -------------                    ----------
            1st year                          50%
            2nd year                          60
            3rd year                          75
            4th year                          90
            Thereafter                       100

         (b) All sales of Shares to PHNS and or its designee pursuant to this
Section 3 shall be consummated contemporaneously at the offices of PHNS on the later of (i) a mutually satisfactory business day within 60 days after the delivery of a repurchase notice to Employee or (ii) the fifth business day following the receipt of all regulatory approvals, if any, applicable to such sales, or at such other time and/or place as the parties to such sales may agree. The delivery of certificates or other instruments evidencing such Shares duly endorsed for transfer and accompanied by stock powers shall be made on such date against payment of the purchase price for such Shares as provided in paragraph (c) below.

         (c) All Shares to be purchased by PHNS pursuant to paragraph (b) above may be paid for, at PHNS' option, by PHNS either (i) in cash at the date of delivery of certificates or other instruments evidencing the Shares to be sold;
(ii) by offsetting any amounts due to PHNS from Employee, or (iii) with a note bearing a maturity of not longer than 2 years and bearing an interest rate equal to the rate on U.S. Government treasury notes of comparable maturity on the date of issuance plus 100 basis points.

         (d) "Without Cause" and "Cause" shall be as defined in Section 6(n) of Annex 2 to the Option Agreement, provided, however, that all references therein to WDC should be deemed to refer to Employee.

         (e) "Good Reason" shall mean (i) any material breach by PHNS of a non-competition agreement or option agreement or other material agreement entered into with, or provided to, Employee, if such breach shall not have been cured by PHNS within 30 days of Employee's delivery of notice to PHNS of such breach, (ii) a material reduction in Employee's title, duties, responsibilities or status or (iii) the assignment to Employee of different or additional material duties that are significantly inconsistent with Employee's position.

         (f) The provisions of this Section 3 will terminate in the event of a Change of Control as defined in Section 6(b) of Annex 2 to the Option Agreement.

         4. Acknowledgment. Employee hereby acknowledges, agrees and confirms that it takes ownership of the PHNS Shares subject to all the terms and conditions of the PHNS Stockholders' Agreement.

         5. Notices. The address of Employee for purposes of Section 23 of the PHNS Stockholders' Agreement is as follows:

                 -------------------------
                 -------------------------
                 -------------------------

         6. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to choice of law principles.

         7. Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed on the date first written above.

                                          EMPLOYEE

                                          -------------------------------------
                                          Name:
                                               --------------------------------

                                          PROVIDER HEALTHNET SERVICES INC.


                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------